FUND SERVICING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the [    ] day of [        ], by and between Partners Group Private Real Estate, LLC, a Delaware limited liability company (the “Fund”), and Partners Group (USA) Inc., a Delaware corporation (“Partners Group”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940 (the “Investment Company Act”) and is subject to regulation as such under applicable federal securities laws;

WHEREAS, units of limited liability company interests (“Units”) in the Fund will be offered to investors;

WHEREAS, the Fund wishes to retain Partners Group (in such capacity, the “Fund Servicing Agent”) to provide, or to retain parties to provide, services necessary for the operations of the Fund and the provision of fund services to members (collectively, “Fund Services”); and

WHEREAS, Partners Group wishes to provide, or retain other parties to provide, such Fund Services;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed by the parties as follows:

1.           Appointment of Partners Group.

The Fund hereby authorizes the Fund Servicing Agent to provide, and/or retain other parties (including broker-dealers or financial advisers) to provide, Fund Services to members and the Fund.  Such Fund Services shall, to the extent such Fund Services are not required to be performed by the Fund’s administrator or other parties pursuant to the Fund’s administration agreement or otherwise, include some or all of the following:

(a)           providing the Fund with personnel to perform such executive, administrative and clerical services as are reasonably necessary to provide effective administration of the Fund and member services;

(b)           as agreed from time to time with the board of managers of the Fund (collectively the “Board” and individually the “Managers”) in accordance with Rule 38a-1 under the Investment Company Act, making available the services of appropriate compliance personnel and resources relating to compliance policies and procedures of the Fund;

(c)           providing the Fund with office space and office equipment and services including telephone service, heat, utilities, stationery supplies and similar items;

(d)           assisting in the establishment of member accounts and providing ongoing account maintenance services to members, including handling inquiries from members regarding the Fund;

(e)           assisting in communicating with members and providing information about the Fund, Units owned by members, repurchase offers and other activities of the Fund;

(f)           assisting in enhancement of relations and communication between members and the Fund;

(g)           handling member inquiries and calls relating to administrative matters;

(h)           assisting in the maintenance of the Fund’s records with respect to the members;

(i)            assisting the Fund in providing or procuring accounting services for the Fund and member capital accounts;

(j)            assisting in administering meetings of the Board and its committees and meetings of the members;

(k)           assisting in administering subscriptions and tender offers, including assistance in the preparation of regulatory filings and the transmission of cash between members and the Fund, and the Fund and Partners Group Private Real Estate (Master Fund), LLC (or any successor thereto designated by the Fund);

(l)            assisting in arranging, at the Fund’s expense, for the preparation of all required tax returns;

(m)          assisting in the periodic updating of the Fund’s offering memorandum and statement of additional information, the preparation of proxy statements to members,  and the preparation of reports filed with regulatory authorities;

(n)           to the extent requested by the Board or officers of the Fund, negotiating changes to the terms and provisions of the Fund’s custody, administration and escrow agreements;

(o)           providing information and assistance as requested in connection with the registration of the Fund’s Units in accordance with state securities requirements;

(p)           providing assistance in connection with the preparation of the Fund’s periodic financial statements and annual audit as reasonably requested by the Board or officers of the Fund or the Fund’s independent accountants; and

(q)           supervising other aspects of the Fund’s operations and providing other administrative services to the Fund.

2.           Use of Name.

(a)           As licensee of the rights to use and sublicense the use of the name “Partners Group” and any trademarks or derivatives thereof or logo associated therewith, the Fund Servicing Agent hereby grants the Fund a non-exclusive right and sublicense to use the Partners Group name and mark (i) as part of the Fund’s name, and (ii) in connection with the Fund’s investment products and services, in each case only for so long as this Agreement, any other fund servicing agreement between the Fund and the Fund Servicing Agent (or any organization which shall have succeeded to the Fund Servicing Agent’s business as investment servicing agent (the “Fund Servicing Agent’s Successor”)), or any extension, renewal or amendment hereof or thereof remains in effect, and only for so long as the Fund Servicing Agent or the Fund Servicing Agent’s Successor is a licensee of the Partners Group name and mark.  The Fund agrees that it shall have no right to sublicense or assign rights to use the Partners Group name and mark, it shall acquire no interest in the Partners Group name and mark other than the rights granted herein and the Fund shall not challenge the validity of the Partners Group name and mark or Partners Group’s ownership thereof.

(b)           The Fund further agrees that all services and products it offers in connection with the Partners Group name and mark shall meet commercially reasonable standards of quality, as may be determined by the Fund Servicing Agent from time to time.  At the Fund Servicing Agent’s reasonable request, the Fund shall cooperate with the Fund Servicing Agent and shall execute and deliver any and all documents necessary to maintain the Partners Group name and mark and protect (including, but not limited to any trademark infringement action) the Fund Servicing Agent and/or enter the Fund as a registered user thereof.

(c)           At such time as this Agreement or any other fund servicing agreement shall no longer be in effect between the Fund Servicing Agent (or the Fund Servicing Agent’s Successor) and the Fund, or the Fund Servicing Agent no longer is a licensee of the Partners Group name and mark, the Fund shall (to the extent that, and as soon as, it lawfully can) cease to use the current name of the Fund or any other name indicating that it is managed by or otherwise connected with the Fund Servicing Agent (or the Fund Servicing Agent’s Successor).  In no event shall the Fund use the Partners Group name and mark or any other name or mark confusingly similar thereto (including, but not limited to, any name or mark that includes the name “Partners Group”) if this Agreement or any other fund servicing agreement between the Fund Servicing Agent (or the Fund Servicing Agent’s Successor) and the Fund is terminated.

3.           Fund Servicing Fee.

(a)           In consideration for the Fund Servicing Agent providing (or engaging other parties to provide) the Fund Services, the Fund will pay the Fund Servicing Agent a monthly servicing fee (the “Fund Servicing Fee”) equal to 1/12 of 0.70% (0.70% on an annualized basis) of the Fund’s net assets as of each month-end.

(b)           The Fund Servicing Agent may pay the whole or any part of any amounts that it receives pursuant to this Section 3 to any person, including any “affiliated person” (as such term is defined in the Investment Company Act) of the Fund Servicing Agent.

4.           Allocation of Expenses.

(a)           All costs and expenses of the Fund not expressly assumed by the Fund Servicing Agent under this Agreement pursuant to clause (b) of this Section 4 shall be paid by the Fund including, but not limited to, any fees and expenses in connection with the organization of the Fund and the offering and issuance of Units; all fees and expenses relating to portfolio transactions and positions for the Fund’s account such as direct and indirect expenses associated with the Fund’s investments, including its investments, through Partners Group Private Real Estate (Master Fund), LLC (the “Master Fund”), in investment funds, or proposed investments, whether or not such investments are completed, including travel and other expenses incurred in connection with the selection or monitoring of investments, or enforcing the Fund’s rights in respect of such investments; quotation or valuation expenses; brokerage commissions; interest and fees on any borrowings by the Fund; professional fees (including, without limitation, expenses of consultants, experts and specialists); research expenses; fees and expenses of outside counsel (including fees and expenses associated with the review of documentation for prospective investments by the Fund), including foreign counsel; accounting, auditing and tax preparation expenses; fees and expenses in connection with repurchase offers and any repurchases or redemptions of Units; taxes and governmental fees (including tax preparation fees); the Fund’s pro rata share of the investment management fee payable by the Master Fund to Partners Group in its capacity as investment manager of the Master Fund, the incentive allocation, the Fund Servicing Fee and the fees and expenses of the Fund’s administrator; fees and expenses of any custodian, subcustodian, transfer agent, and registrar, and any other agent of the Fund; all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among the Fund Servicing Agent and any custodian or other agent engaged by the Fund; bank services fees; costs and expenses relating to any amendment of the Fund’s limited liability company agreement (the “LLC Agreement”) or the Fund’s other organizational documents; any expenses in connection with meetings of the Board or its committees; expenses of preparing, amending, printing, and distributing offering memoranda, statements of additional information, and any other sales material (and any supplements or amendments thereto), reports, notices, websites, other communications to members, and proxy materials; expenses of preparing, printing, and filing reports and other documents with government agencies; expenses of members’ meetings, including the solicitation of proxies in connection therewith; expenses of corporate data processing and related services; member recordkeeping and member account services, fees, and disbursements; expenses relating to investor and public relations; fees and expenses of the Managers who are not employees of the Fund Servicing Agent or its affiliates; insurance premiums; Extraordinary Expenses (as defined below); and all costs and expenses incurred as a result of dissolution, winding-up and termination of the Fund.

“Extraordinary Expenses” means all expenses incurred by the Fund outside of the ordinary course of its business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Fund’s rights against any person or entity; costs and expenses for indemnification or contribution payable by the Fund to any person or entity (including, without limitation, pursuant to the indemnification obligations contained in the LLC Agreement); expenses of a reorganization, restructuring or merger of the Fund; expenses of holding, or soliciting proxies for, a meeting of members of the Fund; and the expenses of engaging a new administrator, custodian, transfer agent, escrow agent or other major service provider.

(b)           The Fund Servicing Agent will bear all of its own overhead expenses, including but not limited to rent, salaries, office equipment and communications expenses.  In addition, the Fund Servicing Agent is responsible for the payment of the compensation and expenses of those Managers and officers of the Fund affiliated with the Fund Servicing Agent, and making available, without expense to the Fund, the services of such individuals, subject to their individual consent to serve and to any limitations imposed by law.

5.           Duties of the Fund Servicing Agent.

(a)           The Fund Servicing Agent agrees to provide the Fund Services, or to engage other parties to provide Fund Services and compensate such parties for their services.

(b)           The Fund Servicing Agent shall, if requested, report to the Board on a quarterly basis regarding:  (i) the nature of the Fund Services provided by the Fund Servicing Agent or other persons; (ii) the amount of payments by the Fund Servicing Agent to such persons; and (iii) the amount of the Fund Servicing Fee paid by the Fund, in each case, with respect to the quarterly period then ending.

6.           Recordkeeping and Reports.

The Fund Servicing Agent shall maintain all books and records of the Fund required by Rule 31a-1 under the Investment Company Act (other than those records being maintained by the Fund's administrator, custodian or transfer agent) and preserve such records for the periods prescribed therefore by Rule 31a-2 of the Investment Company Act.

7.           Liability of the Fund.

The Fund Servicing Agent understands and agrees that the obligations of the Fund under this Agreement are not binding upon any member, or any person serving on the Board, personally, but bind only the Fund and the Fund’s property.  The Fund Servicing Agent represents that it has notice of the provisions of the LLC Agreement disclaiming member and Manager liability for acts and obligations of the Fund.

8.           Independent Contractor.

The Fund Servicing Agent shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed its agent.

9.           Liability.

None of the Fund Servicing Agent, its affiliates, partners, managers, members, principals, directors, officers or employees, nor any of their executors, heirs, assigns, successors or other legal representatives (each an “Indemnified Person” and collectively the “Indemnified Persons”) shall be liable for any error of judgment, for any mistake of law or for any act or omission by such person in connection with the performance or non-performance of services to the Fund hereunder, in the absence of willful misfeasance or gross negligence in the performance or non-performance of the Fund Servicing Agent’s duties hereunder (collectively, “disabling conduct”).  Any person, even though also employed by the Fund Servicing Agent, who may be or become an employee of the Fund and paid by the Fund shall be deemed, when acting within the scope of his or her employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of the Fund Servicing Agent.

10.         Indemnification,

(a)           To the fullest extent permitted by law, the Fund shall, subject to Section 10(b) hereof, indemnify, defend and hold harmless each Indemnified Person from or against all losses, charges, expenses, assessments, claims, damages, costs and liabilities (“Losses”), including, but not limited to, amounts paid in satisfaction of indemnities, judgments, in compromise, or as fines or penalties, and reasonable counsel fees and disbursements, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such Indemnified Person may be or may have been involved as a party or otherwise (including, but not limited to as an indemnitor under any sub-servicing agreement or other agreement entered into by Partners Group for the benefit of the Fund ("Indemnitor Losses"), but only to the extent such Indemnitor Losses relate to the Fund and the indemnity giving rise to such Indemnitor Losses is not broader than that granted by the Fund to an Indemnified Person hereunder), or with which such Indemnified Person may be or may have been threatened, by reason of the past or present performance of services to or on behalf of the Fund by such Indemnified Person, except to the extent such Losses shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such Indemnified Person by reason of disabling conduct.

(b)           Expenses, including reasonable counsel fees and disbursements, so incurred by any such Indemnified Person (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), shall be paid or reimbursed by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 10 hereof; provided, however, that (i) such Indemnified Person shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such Indemnified Person against Losses arising by reason of such Indemnified Person’s disabling conduct, or (iii) a majority of the Managers who are not parties to the proceeding or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such Indemnified Person has not engaged in disabling conduct.

(c)           As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an Indemnified Person is liable to the Fund or its members by reason of disabling conduct, indemnification shall be provided pursuant to Section 10 hereof if (i) approved as in the best interests of the Fund by a majority of the Managers who are not parties to the proceeding upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such Indemnified Person has not engaged in disabling conduct, or (ii) the Board secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such Indemnified Person is not likely to be liable to the Fund or its members by reason of disabling conduct.

(d)           Any indemnification or advancement of expenses made pursuant to this Section 10 shall not prevent the recovery from any Indemnified Person of any such amount if such Indemnified Person subsequently shall be determined in a final decision on the merits of any court of competent jurisdiction in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its members by reason of disabling conduct.  In any suit brought by an Indemnified Person to enforce a right to indemnification under this Section 10 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 10 the Fund shall be entitled to recover such expenses upon a final adjudication that, the Indemnified Person has not met the applicable standard of conduct set forth in this Section 10.  In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 10, the burden of proving that the Indemnified Person is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 10 shall be on the Fund (or any member acting derivatively or otherwise on behalf of the Fund or its members).

(e)           The rights of indemnification provided in this Section 10 shall not be exclusive or affect any other right to which any Indemnified Person may be entitled by contract or otherwise under law.  Notwithstanding anything in this Section 10 to the contrary, the provisions of this Section 10 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited, or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 10 to the fullest extent permitted by law.  The provisions of this Section 10 shall indefinitely survive the termination or cancellation of this Agreement.

(f)           The Fund Servicing Agent (and the other Indemnified Persons) may rely upon and, in the absence of disabling conduct, shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons.  The Fund Servicing Agent (and the other Indemnified Persons) shall not be held to have notice of any change of authority of any Manager, officer, employee or agent of the Fund until receipt of written notice thereof from the Fund.

(g)           Nothing herein shall make the Fund Servicing Agent (and the other Indemnified Persons) liable for the performance or omissions of unaffiliated third parties not under the Fund Servicing Agent’s reasonable control such as, by way of example and not limitation, custodians, brokers, investment subadvisers, postal or delivery services, telecommunications providers and processing and settlement services.

(h)           The Partners Group shall not settle, or consent to the settlement of, a claim involving Indemnitor Losses without the consent of the Fund, which consent shall not be unreasonably withheld; for the avoidance of doubt, the granting or withholding of consent by the Fund in respect of any such claim shall not affect the Partners Group's entitlement to indemnification under this Section 10.

11.         Duration.

This Agreement will take effect on the date first set forth above and remain in effect until terminated pursuant to Section 11 or 14 hereof.  Unless earlier terminated pursuant to Section 14 hereof, this Agreement shall remain in effect for a period of two (2) years from such date and thereafter for succeeding one-year periods unless sooner terminated.

12.         Assignments or Amendment.

Any amendment to this Agreement shall be in writing and shall be subject to the approval of the Board, including the vote of a majority of the Managers who are not “interested persons” of the Fund.

13.         Notice.

(a)           Notices relating to termination of this Agreement, breaches of contractual duties, initiation of legal proceedings, complaints in relation to services provided hereunder or any other material notices under the Agreement, other than notices given in the ordinary course of business (each a “Material Notice”), must be given in writing (either by way of facsimile or registered mail). A notice sent by facsimile shall be deemed to have been served at the close of business on the day upon which the other party confirms receipt.  A notice sent by registered mail shall be deemed to have been served at the close of business on the day upon which it is delivered. Material Notices shall be sent as follows, or to such other address as the parties may agree from time to time:

If to the Fund Servicing Agent:

Partners Group (USA) Inc.
1114 Avenue of the Americas, 37th Floor
New York, NY 10036
Attention:  Executive Office
Re: Material Notice, Partners Group Private Real Estate, LLC
Facsimile:  (212) 908 2601
Telephone:  (212) 908 2600

with a copy to:

Partners Group AG
Zugerstrasse 57
CH-6341 Baar-Zug, Switzerland
Attention:  Executive Office
Re: Material Notice, Partners Group Private Equity, LLC
Facsimile:  +41 41 768 85 58
Telephone:  +41 41 768 85 85

If to the Fund:

Partners Group Private Real Estate, LLC
c/o UMB Fund Services, Inc.
Attn: Regulatory Administration
803 W. Michigan St.
Milwaukee, WI 53233
Re: Material Notice, Partners Group Private Real Estate, LLC
Facsimile: (414) 271-9717
Telephone:  (414) 299-2000

(b)           Any notice or communication required or permitted to be given by either party to the other in the ordinary course of business shall be deemed sufficient if sent by mail, Federal Express (or substantially similar delivery service), facsimile, electronic mail or otherwise as agreed between the parties.

14.         Termination.

This Agreement may be terminated (i) by the Fund Servicing Agent at any time without penalty upon 60 days’ written notice to the Fund (which notice may be waived by the Fund); or (ii) by the Fund at any time without penalty upon 60 days’ written notice to the Fund Servicing Agent (which notice may be waived by the Fund Servicing Agent).  Any termination of this Agreement shall not affect the obligation of the Fund to pay the amount of the Fund Servicing Fee then owing hereunder, or to reimburse the Fund Servicing Agent for payments made or obligations incurred prior to such termination.

15.         Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and the applicable provisions of Federal law.  To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of Federal law, the latter shall control.

16.         Severability.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be effected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

17.         Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

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IN WITNESS WHEREOF, the parties have executed this Agreement by their officers thereunto duly authorized as of the day and year first written above.

PARTNERS GROUP PRIVATE REAL ESTATE,
LLC

By:
Name:
Title:

By:
Name:
Title:

PARTNERS GROUP (USA) INC.

By:
Name:
Title:

By:
Name:
Title: